Exhibit 99.1

HOUSTON AMERICAN ENERGY APPOINTS KENNETH JEFFERS
AS SENIOR VICE PRESIDENT OF EXPLORATION

Houston, Texas – August 17, 2010 – Houston American Energy Corp. (NYSE Amex: HUSA) today announced the appointment of Kenneth (Ken) A. Jeffers as Senior Vice President of Exploration.

Mr. Jeffers brings to Houston American Energy 28 years of oil and gas industry experience. Mr. Jeffers began his career as an exploration geophysicist with Mobil Oil, later serving as a staff geophysicist and senior geophysicist with such companies as Anadarko Petroleum, Pennzoil and Hunt Oil and Vice President Geophysics at Goodrich Petroleum Corp.  Prior to his appointment as Senior Vice President of Exploration, Mr. Jeffers worked with Houston American for six months as a consultant focusing on identification of prospects on the company’s large Colombian acreage position.  Mr. Jeffers will be based in the company’s Houston offices and his primary responsibility will be the exploration and development of Houston American’s Colombian assets.

John F. Terwilliger, Chairman and CEO of Houston American Energy, stated, “Ken came to us highly recommended and over the last six months has demonstrated a comprehensive understanding of the geology and complexities in our areas of operation.  In fact, Ken has already generated numerous sound prospects based upon geophysical and geological interpretations on our newly acquired CPO 4 block seismic data.  These prospects only represent the beginning of Ken’s work on this block but we are extremely excited to be off to such a great start.  We believe Ken will continue to prove to be a highly valuable asset for our company going forward.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is an independent energy company with interests in oil and natural gas wells and prospects. The company's business strategy includes a property mix of producing and non-producing assets with a focus on Colombia, Texas and Louisiana. Additional information can be accessed by reviewing our periodic reports filed with the Securities and Exchange Commission which can be found on our website at www.houstonamericanenergy.com.

For additional information, view the company's website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.